                        HOUSTON INDUSTRIES INCORPORATED
                                  SAVINGS PLAN

              (As Amended and Restated Effective January 1, 1994)


                                Third Amendment
                                ---------------


     Houston Industries Incorporated, a Texas corporation (the "Company"), having established the Houston Industries Incorporated Savings Plan, as amended and restated effective January 1, 1994 and thereafter amended (the "Plan"), and having reserved the right to amend the Plan under Section 10.3 of the Plan, does hereby amend the Plan, effective January 1, 1994 unless otherwise provided herein, as follows:

     1. Section 1.10 of the Plan is hereby amended by replacing the phrase "constitute employer securities within the meaning of Section 409(l) of the Code" with the phrase "is readily tradeable on an established securities market".

     2. Section 1.15 of the Plan is hereby amended to delete therefrom the phrase "regularly and principally."

     3.  Section 1.26 of the Plan is hereby amended to read as follows:

          "Section 1.26   Exempt Loan:  Any loan or other extension of credit
     made or guaranteed by a disqualified person as defined in Code Section 4975(e)(2) that is used to finance the purchase of Company Stock by the Trustee and that meets the requirements of Section 5.6."

     4.  Section 1.29 of the Plan is hereby amended to read as follows:

          "1.29 HII Participant: A Participant who is participating in this Plan as an employee of Houston Industries Incorporated or as an employee of any of its subsidiaries or affiliates other than KBLCOM Incorporated and the subsidiaries of KBLCOM Incorporated."

     5.  Section 1.32 of the Plan is hereby amended to read as follows:

          "1.32 KLBCOM Participant: A Participant who is participating in this Plan as an employee of KBLCOM Incorporated or as an employee of any of KBLCOM Incorporated's subsidiaries."

     6. Clause (ii) of Section 1.41 of the Plan is hereby amended to read as follows:

          "(ii) the fifth anniversary of the Participant's commencement of participation in the Plan."

     7. Section 3.8 of the Plan is hereby amended to delete the second paragraph therefrom.

     8.  Section 3.9 of the Plan is hereby amended to read as follows:

          "3.9 Participation and Vesting Upon Re-Employment: Participation in the Plan shall cease at the close of the month during which termination of Service occurs. Termination of Service may result from Retirement, death or voluntary or involuntary termination of employment with the Employer and its Affiliates, if any, unauthorized absence, or by failure to return to active employment with the Employer by the date on which an Authorized Absence expired. Upon the re-employment prior to or after a Break In Service of any person who had previously been employed by the Employer, the following rules shall apply in determining his Participation in the Plan and his Vesting Service under Sections 3.1 and 3.6:

               (a) Participation: If the re-employed Employee was not a Participant in the Plan during his prior period of Service, he shall commence participation in the Plan when he meets the requirements of
          Section 3.1. If the re-employed Employee was a Participant in the Plan during his prior period of Service, he shall recommence participation in the Plan on the date of his re-employment, and any forfeitures from his Employer Matching Account and ESOP Account shall be reinstated to the extent provided in Section 6.9.

               (b) Vesting: Any Vesting Service attributable to a re-employed Employee's prior period of employment shall be reinstated as of the date of his recommencement of participation in the Plan.

     9. The last paragraph of Section 4.1 of the Plan is hereby amended by changing "6.8" to "6.9" therein.

     10.  Section 4.4 of the Plan is hereby amended to read as follows:

          "4.4 Actual Deferral Percentage: The Actual Deferral Percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of:

          (a) the amount of Pre-Tax Contributions (i) allocated to each such Employee's Account under the Plan as of a date during the Plan Year, without contingency on future participation in the Plan or performance of future services, (ii) actually paid to the Plan on behalf of each such Employee for such Plan Year no later than the end of the 12-month period immediately following such Plan Year and (iii) that relate to Compensation that either would have been received by the Employee in such Plan Year (but for the deferral election) or are attributable to services performed by the Employee in the Plan Year and would have been received by the Employee within two and one-half (2 1/2) months after the close of the Plan Year (but for the deferral election); over

          (b) the Employee's Compensation (as defined in Section 5.5(d)(6)) for such Plan Year. Notwithstanding any provision in this Plan to the contrary, an Employer may, to the extent permitted by the Code and applicable regulations, elect to include as Compensation pre-tax or after-tax contributions made under this Plan or any other plan of the Employer.

              An eligible Employee for the purpose of computing the Actual Deferral Percentage is defined in Treasury Regulation Section 1.401(k)- 1(g)(4). The Actual Deferral Percentage of an eligible Employee who makes no Pre-Tax Contributions is zero (0). The individual ratios and Actual Deferral Percentages shall be calculated to the nearest one-hundredth (1/100) of one percent (1%) of an Employee's Compensation."

     11. Subsection C. of Section 4.9 of the Plan is hereby amended by adding the words "and Section 4.8" immediately following "Section 4.6" therein.

     12. Subsection (d)(iii) of Section 5.3 of the Plan is hereby amended by changing "6.8" to "6.9" therein.

     13.  The last sentence of the second paragraph of Subsection (c) of
Section 5.4 of the Plan is hereby amended to read as follows:

     "In the event that there are insufficient funds available to make payments of principal or interest on Exempt Loans when due, the Committee may direct
     (i) the Trustee to obtain a new Exempt Loan in an amount sufficient to make such payments or (ii) the ESOP Trustee to sell any Financed Stock which has not yet been allocated to ESOP Accounts provided such sale meets the requirements of the following sentence. In directing any such sale of Financed Stock, the Committee shall consider all of the facts and circumstances surrounding the proposed transaction and the reasons therefor and shall act in the best interest of Plan Participants in accordance with the applicable Treasury Regulations and ERISA."

     14. Subsection (i) of Section 5.6 of the Plan is hereby amended by adding the phrase "subject to the requirements of the last sentence of the second paragraph of Subsection (c) of Section 5.4 of the Plan" to the end of the first sentence thereof.

     15. The last paragraph of Section 6.1 of the Plan is hereby amended to read as follows:

          "If a Participant terminates Service and, at the time of termination, the present value of the Participant's vested benefit is zero, the Participant will be deemed to have then received a distribution of such vested benefit. Any portion of the Employer Matching Account and ESOP Account of a terminated Participant in excess of the vested portion specified herein shall be forfeited to the extent provided in Section 6.9. Payment of benefits due under this Section shall be made in accordance with
     Section 6.6."

     16. Subsection (b) of Section 6.6 of the Plan is hereby amended by adding the following sentence immediately following the first sentence thereof:

          "If Company Stock acquired with the proceeds of an Exempt Loan and available for distribution consists of more than one class, a Participant shall receive substantially the same proportion of each such class to the extent the distribution is a distribution from the ESOP Fund."

     17. Section 6.9 of the Plan is hereby amended in its entirety to read as follows:

          "6.9 Treatment of Nonvested Account Balances Upon Termination of
     Service: This Section 6.9 does not apply to Participants who are fully vested at the time of termination of Service.

          If a Participant receives an actual or deemed distribution pursuant to
     Section 6.1 prior to the close of the second Plan Year following the Plan Year in which the Participant's Service terminates, the nonvested portion of his Employer Matching Account and ESOP Account shall be forfeited and shall become available for allocation as provided in Section 5.3(d)(iii). If a Participant who has received an actual distribution as described in this paragraph thereafter resumes Service under the Plan at any time, he shall be entitled to have the forfeited amounts reinstated to such Accounts upon his recommencement of participation in the Plan. If a Participant who has received a deemed distribution as described in this paragraph thereafter resumes Service under the Plan before incurring five consecutive one-year Breaks in Service, he shall be entitled to have the forfeited amounts reinstated to such Accounts upon his recommencement of participation in the Plan.

          If a Participant does not receive a distribution of his vested benefit by the close of the second Plan Year following the Plan Year in which his Service terminates, but receives such a distribution before incurring five consecutive one-year Breaks in Service, the nonvested balance in the Participant's Employer Matching Account and ESOP Account shall be credited to a suspense account at the time of distribution of the vested benefit.
     If such a Participant is thereafter reemployed prior to incurring five consecutive one-year Breaks in Service, the Participant's vested interest in the suspense account, including any gains or losses thereon, at any subsequent relevant time shall be an amount "X" determined by the following formula: X = P(AB + D) - D. For purposes of applying this formula: P is the vested percentage at such relevant time; AB is the account balance at the relevant time; D is the amount of the prior distribution to the Participant. If the Participant is not reemployed before he has incurred five consecutive one-year Breaks in Service, his suspense account shall then be forfeited and shall become available for allocation as described in
     Section 5.3(d)(iii).

          If a Participant does not receive a distribution of his vested benefit before incurring five consecutive one-year Breaks in Service, the nonvested balance in the Participant's Employer Matching Account and ESOP Account shall then be forfeited and shall become available for allocation as described in Section 5.3(d)(iii).

          If more than one class of Company Stock acquired with an Exempt Loan has been allocated to a Participant's ESOP Account and any amounts are forfeited from such Account pursuant to this Section, the same proportion shall be forfeited from each class."

     18. Clause (ii) of the first sentence of Section 10.3 of the Plan is hereby amended, effective September 7, 1994, to read as follows:

          "(ii) the Committee shall have the right to amend or modify this Plan and the Trust Agreement (with the consent of the Trustee, if required) to modify the administrative provisions of the Plan, to change the Investment Funds offered under the Plan and for any changes required by applicable law or by the Internal Revenue Service to maintain the qualified status of the Plan and related Trust at any time and from time to time to the extent that it may deem advisable."

     19. The first sentence of Section 10.5 of the Plan is hereby amended by adding the following language to the end thereof:

          "provided that no Employer or Affiliate then establishes or maintains another defined contribution plan (other than an employee stock ownership plan within the meaning of Code Section 4975(e)(7) or Code Section 409 or a simplified employee pension within the meaning of Code Section 408(k))".

     IN WITNESS WHEREOF, Houston Industries Incorporated has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 5th day of January, 1995, but effective as of the dates specified herein.

                                HOUSTON INDUSTRIES INCORPORATED


                                    /s/ D. D. Sykora
                                By______________________________________
                                   D. D. Sykora
                                   President and Chief Operating Officer

ATTEST:

/s/ R. B. Dauphin
______________________________
Assistant Corporate Secretary